UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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PREMIER EXHIBITIONS, INC.

(Name of Registrant as Specified in Its Charter)

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WILLIAMS SCHIFINO
VIA EDGAR
United States Securities and Exchange Commission
 Division of Corporation Finance
 Office of Mergers and Acquisitions
 100 F Street, N.E.
 Washington, D.C. 20549-3628

Re:	Premier Exhibitions, Inc. Additional Definitive Proxy Soliciting Materials and Rule 14(a)(12) Material Filed by Sellers Capital LLC and Sellers Capital Master Fund, Ltd. on December 31, 2008
Dear Sirs and Madams:
     This letter sets forth on behalf of our client, Premier Exhibitions, Inc. (the “Company” or “Premier”) the Company's responses to the additional definitive proxy soliciting materials and Rule 14(a)(12) material filed by Sellers Capital LLC and Sellers Capital Master Fund, Ltd. (hereinafter, collectively, “Sellers” or “Sellers Capital”) with the Securities and Exchange Commission (the “Commission”) on December 31, 2008 (“Sellers’ Letter”).
     To assist the staff in its review of the Company’s preliminary consent revocation statement (the “Consent Revocation Statement”), we provide the following specific responses to the comments contained in Sellers’ Letter. Unless otherwise noted, the numbers in this letter correspond with the numbered comments contained in Sellers’ Letter, and, for the staff’s convenience, the substance of Sellers’ comments are reprinted here in bold before our responses to the respective comments.
     1. On page 1, the Company has defined Sellers Capital LLC and Sellers Capital Master Fund, Ltd. as both “Sellers” and “Sellers Capital.” Throughout the consent revocation statement, the Company also refers to Mark Sellers or Mr. Sellers. In many cases, the Company makes references to “Sellers” and “Mr. Sellers” in the same sentence or consecutive sentences, which are confusing and misleading. For example, in its cover letter the Company states that “[i]n short, you are being asked to turn over control of the Company to Mr. Sellers. In return, however, Sellers is not providing you with a control premium....” We are uncertain as to why the Company cannot refer to Sellers Capital LLC as “Sellers Capital” throughout its consent revocation statement, and why it must refer to Sellers Capital LLC as “Sellers” in the same discussions that include references to Mr. Sellers. We believe the Company’s convention on this point is misleading.
     The Consent Revocation Statement expressly defines Sellers Capital LLC and Sellers Capital Master Fund, Ltd. as “Sellers” and “Sellers Capital”, the principal purpose of which was to limit the repeated usage of the awkward possessive form of Sellers Capital (i.e., “Sellers Capital’s”), and improve the flow and readability of the Consent Revocation Statement. In addition, in each instance where the Company intends to reference Mr. Mark Sellers, the individual (of which there are only six such references in the entire body of the Consent Revocation Statement), either Mr. Sellers’ first name, “Mark”, and/or the prefix “Mr.” is used (i.e., “Mark Sellers”, “Mr. Mark Sellers” and “Mr. Sellers”). Given the care taken to clearly distinguish the individual from an “entity”, and given the limited occasions in which Mr. Mark Sellers is mentioned in Sellers’ consent solicitation statement (the “Consent Solicitation Statement”), our convention on this point is not misleading, and we are not inclined to adopt the awkward possessive form of “Sellers Capital’s” throughout the Consent Revocation Statement.
     2. Throughout the consent revocation statement, the Company includes statements such as “[t]his Consent Revocation Statement is furnished by the Board of Directors...,” “the Board of Directors strongly believes...” and “your Board believes....” See, for example, the multiple references in the “Questions and Answers...” section on pages 9 and 10. However, the Company’s Board has not made the determinations regarding the solicitation described in the consent revocation statement. These determinations have been made only by a special committee of the Company’s Board, consisting only of Mr. Cretan, Mr. Reed and Mr. Banker. In some instances, the Company specifically excludes Mr. Sellers and Mr. Hugh Sam. In one instance, the Company states that “[t]he special committee...together with Mr. Arnie Geller strongly believes....” Only the special committee has made these determinations, and not the other directors such as Mr. Geller and Mr. Ingalls. As has been publicly disclosed, Mr. Ingalls has submitted his resignation to the Company and specifically cited his inability to work with Mr. Geller. We understand that Mr. Ingalls does not support the consent revocation statement and has informed the Company of this. We believe that references by the Company to statements or determinations being made by “your Board” and similar references are false and misleading.
     The statements or determinations attributable to the “Board” and similar references in the Consent Revocation Statement are neither false nor misleading. Under Florida law, where a committee of a board of directors is empowered with authority to act on behalf of the full board in respect of certain matters, the acts of such committee are, from a legal standpoint, the acts of the full board. In the instant matter, the Special Committee of Independent Directors of the Company’s Board of Directors (the “Special Committee”) is empowered with authority to make decisions on behalf of the Company’s Board of Directors (the “Board”) with respect to all matters relating to Sellers’ consent solicitation. Pursuant to such authority, the Special Committee directed the Board to take all steps necessary on behalf of the Company to oppose Sellers’ consent solicitation, and, under Florida law, the Company’s opposition solicitation is legally a solicitation by the Board. Accordingly, Sellers’ above allegations are both factually and legally incorrect.
     In addition, the Company’s statements and determinations attributable to the “Board” are not misleading because the Company very clearly informs shareholders that Messrs. Sellers and Hugh Sam are excluded from all such statements attributable to the Board. In this regard, on the first page of the Consent Revocation Statement, there is express disclosure (which is italicized for added emphasis) that “In this Consent Revocation, unless the context requires otherwise, any reference to the Company’s Board is a reference to members of the Company’s Board other than Messrs. Sellers and Hugh Sam.”
     Regarding Mr. Ingalls participation in the Company’s opposition solicitation, Mr. Ingalls was included in the Consent Revocation Statement as a “participant” by virtue of his Board membership. However, after the filing of the Consent Revocation Statement, Mr. Ingalls advised the Company in writing that he objected to being named as a participant, and, as a result, we will amend the Consent Revocation Statement to appropriately reflect this development. However, Mr. Ingalls’ notification did not state, as incorrectly alleged by Sellers above, that he opposed the Company’s opposition solicitation. In fact, prior to his recent notification that he did not wish to be named as a participant in the Consent Revocation Statement, and despite having previously tendered his resignation, Mr. Ingalls voted with the rest of the Board, and against Messrs. Sellers and Hugh Sam, to approve the formation of the Special Committee and the indemnification agreements for the Special Committee’s members.
     3. Please refer to comment 2 above. Based on that comment, we are puzzled as to why Mr. Ingalls would be named as a participant, and his biography included, in the section of the consent revocation statement entitled “Information Regarding the Participants in this Consent Revocation Solicitation.”
     Please see the Company’s response to Comment 2, above.
     4. Please refer to comment 2 above. Based on that comment, we are also puzzled as to why Mr. Geller would be included as a participant in the section of the consent revocation statement entitled “Information Regarding the Participants in this Consent Revocation Solicitation.” Since Mr. Geller is not a participant in the consent revocation solicitation by virtue of being a director, we believe that the Company should specify his role and involvement in the solicitation.
     Please see the Company’s response to Comment 2, above. Based on that response and that the solicitation is legally and factually being conducted by the Board, Mr. Geller is a participant in the solicitation by virtue of his being a member of the Board. No further clarification of his role and involvement in the solicitation is necessary.
     5. Please refer to comment 3 above. In its description of Mr. Ingalls’ biography and the terms of his employment agreement under which he may terminate his employment “for good reason,” the Company has not disclosed that Mr. Ingalls has triggered this provision by delivering his resignation to the Company (in which he cited his inability to work with Mr. Geller). If it is relevant to describe the terms of an employee’s severance rights, we believe it is certainly relevant to disclose if those terms have in fact already been triggered.
     Please see the Company’s responses to Comments 2 and 3, above.
     6. The Company’s cover letter is addressed to “Dear Fellow Shareholder” but the letter is signed “Very truly yours, Name Title.” We believe that the Company’s shareholders should know who is signing the consent revocation statement on behalf of the Company.
     Naturally, the name and title of the person signing the cover letter will be included in the Company’s definitive Consent Revocation Statement.
     7. In the cover letter to the consent revocation statement, the Company states that “you are being asked to turn over control of the Company to Mr. Sellers.” We have nominated four independent directors for election to the Company’s Board of Directors, each of whom would have fiduciary duties running to each of the Company’s shareholders. In addition, the Company has offered no evidence showing that Mr. Sellers controls Mr. Hugh Sam or any of our four nominees to the Company’s Board. We believe that this statement by the Company is false and misleading.

     Obviously, Mark Sellers doesn’t control Mr. Hugh Sam in the literal sense, however, Mr. Hugh Sam is an employee of Sellers Capital, and not surprisingly, both directors have voted in the exact same manner on every issue presented for a Board vote, even, sometimes, in opposition to matters supported by the other directors. Sellers’s Comment 7 implies that the four individuals nominated in Sellers’ consent solicitation are “independent” from Sellers Capital, Mr. Sellers and Mr. Hugh Sam, and also from the Company. Sellers Capital’s Consent Solicitation Statement asserts that “each of our nominees would be an independent director of the Company under the listing standards of the Nasdaq Stock Market.” This statement by Sellers Capital is false and misleading. A director is not deemed “independent” under the listing standards of the Nasdaq Stock Market until the board of directors of the listed company makes an affirmative determination that, among other thing, such person does not have a relationship which, in the opinion of such company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Although Sellers Capital discloses that none of its nominees is currently affiliated with Sellers Capital or has any contractual arrangements relating to Sellers Capital’s consent solicitation, such disclosure, alone, is not a sufficient basis to conclude that the Board would determine that each of Sellers’ designees is free from any such disqualifying relationships. There are a number of types of relationships that may exist between Sellers Capital and its nominees that could preclude the Board from determining that such nominees are independent. The process of assessing such relationships is handled by our Board’s Corporate Governance and Nominating Committee based on, among other things, responses to detailed independence questionnaires, interviews and the conduct of background checks. Sellers Capital has chosen to forego this process with respect to its nominees, and as a result, there is no way at this time to determine whether Sellers’ nominees would be independent under the listing standards of the Nasdaq Stock Market.
     Sellers Capital, through its director-designees Mr. Sellers and Mr. Hugh Sam, has ample opportunity to voice any concerns it may have, to positively impact the Board and the strategy and direction of our Company proportionate to its ownership of our common stock and to work with our other Board members to improve our Company’s performance in these difficult economic times. In short, it is our opinion that Sellers Capital, having failed to get certain of its demands met, which demands have been considered, and ultimately rejected, by the Special Committee as not in our Company’s or our shareholders’ best interests, is now seeking, through this financially draining and wasteful process, to control the Board to force such demands and its own agenda on the Company. In our opinion, this is evidenced in Sellers Capital’s Consent Solicitation Statement where it clearly and repeatedly aligns these “independent” nominees with Sellers Capital, Mr. Sellers and Mr. Hugh Sam. The first page of Sellers Capital’s Consent Solicitation Statement states: “these four nominees, along with the two directors currently serving on the Company Board that were designated by us, Mark A. Sellers and Mark A. Hugh Sam, will provide new leadership.” This statement is repeated on page two of Sellers Capital’s Consent Solicitation Statement. In Sellers’ description of the reasons for the solicitation, Sellers Capital states that they “have a plan” for the Company, and, in our opinion, implies that this plan will be implemented by “[Sellers’] nominees, together with [its] two current board member designees.” Based on these statements by Sellers Capital, we believe that Sellers Capital, through its hand-picked majority consisting of Mr. Sellers, Mr. Hugh Sam, and the four nominees, intends to take control of our Board in order to force its own agenda.
     8. In the cover letter to the consent revocation statement and throughout the consent revocation statement, the Company makes statements such as “Sellers is not providing you with a control premium.” We have not indicated any plan or intent to acquire the Company or cause it to be sold and are only engaging in a consent solicitation to elect directors to the Company’s Board. A control premium is not paid in such circumstances. We believe that this statement by the Company is false and misleading. This statement also implies that, if we were to obtain control of the Company, we would stand to gain from our holdings disproportionately to the Company’s other shareholders, which we believe is false and misleading.
     As discussed in our response to Sellers’ Comment 7, we believe that Sellers Capital, which holds less than 17% of our outstanding common stock, through a hand-picked majority consisting of Mr. Sellers, Mr. Hugh Sam, and the four nominees, intends to take control of the Board in order to force its own agenda. Sellers Capital is attempting to accomplish its objectives through this financially draining and wasteful consent solicitation process, rather than accomplishing such objectives through the acquisition from our shareholders of a sufficient number of our outstanding shares, in order to avoid paying our shareholders a premium for the acquisition of such control.
     9. In the cover letter to, and on page 5 of, the consent revocation statement, the Company states that since August 2008 “Mr. Geller has taken substantial steps to improve Premier’s operations and cash flows.” The Company also states that “Mr. Geller...is in the final stages of completing a comprehensive business plan to implement additional efforts in this regard.” We are puzzled regarding how Mr. Geller has improved the Company’s operations without having completed a business plan. If Mr. Geller has not completed a business plan that has been approved by the Company’s Board, we believe the consent revocation statement should explain how the Company’s operations have been improved.
     It is unclear why Sellers believes that Mr. Geller’s completion of a business plan is a necessary prerequisite to improving the Company’s operations. Mr. Geller has been instrumental in building the Company from a start-up to a company with revenues and net income for the period ended February 28, 2008 of $61.5 million and $12.3 million, respectively. He did not need a comprehensive business plan to initiate changes to improve the Company’s operations. However, in view of the financial condition of the Company, when he returned as President and CEO, at the request of the Board for a business plan, he engaged JC Jones & Associates, LLC, an unaffiliated management advisory firm, to assist in formulating a business plan.
     10. On page 1 of the consent revocation statement, the Company states that “Sellers’ nominees have been selected solely by Sellers Capital without review by or approval of the independent corporate governance and nominating committee of the Board.” However, the Company does not disclose that it has previously considered and interviewed one of our nominees, Mr. Bruce Steinberg, for a position as a director of the Company. We believe that, without the additional disclosure, this statement by the Company is false and misleading.
     The Company’s statement that Sellers’ nominees have not been reviewed or approved by the independent corporate governance and nominating committee of the Board is true and accurate, notwithstanding a single telephone conversation between Mr. Steinberg and Mr. Geller, who, incidentally, is not a member of the Company’s nominating committee. Furthermore, Mr. Steinberg’s phone call with Mr. Geller did not lead to the initiation of a formal review and approval process by the Company’s nominating committee. Such solitary phone call between Mr. Steinberg and Mr. Geller was preliminary in nature, and the disclosure of such preliminary discussion is not material information that is required to be disclosed in order to make any statement made by the Company in the Consent Revocation Statement not false or materially misleading.

     11. On page 4 of the consent revocation statement, the Company states that “Mr. Geller beneficially owns 2,262,967 shares of the Company’s common stock (and options to acquire an additional 1,125,000 shares), thus clearly aligning Mr. Geller’s interests with those of all of the Company’s shareholders” (emphasis added). Ownership of a company’s stock does not clearly or unequivocally align the shareholder’s interests with all of the company’s other shareholders. With respect to Mr. Geller, in light of the credible allegations that have been made against him in our consent solicitation statement, it cannot be said that his stock position alone clearly aligns his interests with other shareholders.
     The statement in the Consent Revocation Statement referenced above in Sellers’ Comment 11 is taken entirely out of context. The staff will note in its review of the Consent Revocation Statement that the aforementioned sentence is made within the context of a comparison of Mr. Geller, who founded the Company and who has a very substantial equity interest in the Company, to Sellers’ nominees, none of whom has any equity interest in the Company. It is disingenuous for Sellers to contest the alignment of Mr. Geller’s interests with those of his fellow shareholders in the context in which the statement was made. Furthermore, just because Sellers Capital has made certain allegations against Mr. Geller does not mean that Mr. Geller’s interests are not aligned with other shareholders. Having the ownership he does indicates that he will benefit substantially, as will other shareholders, in any increase in the market price of the Company’s shares.
     12. On pages 4 and 6 of the consent revocation statement, with respect to Mr. Geller the Company refers to “a variety of short comings which are at best subject to dispute,” that he is “a diligent, hardworking and able executive,” and “that the allegations made by Sellers in its correspondence to the Board, did not...support Mr. Geller’s termination for ‘cause’ as defined in Mr. Geller’s employment agreement.” As disclosed in our consent solicitation statement, in response to a request from the Company’s counsel, we submitted a 30-page document to the Company’s Board outlining the bases we believe exist to terminate Mr. Geller for cause. We believe that it is false and misleading for the Company to summarily dismiss these allegations without describing the allegations it considered and its reasons for determining that the allegations were “at best subject to dispute.” The Company has purported to respond to our specific allegations in the section of the consent revocation statement entitled “Responses to Specific Allegations Made by Sellers Capital.” We believe it is false and misleading for the Company not to respond to each of the material allegations made against Mr. Geller.
     The Company is not required to repeat in the Consent Revocation Statement the litany of allegations already made by Sellers in detail in its own Consent Solicitation Statement. The Special Committee interviewed Mr. Geller and requested him to respond to every allegation made in Sellers’ letter to the Board dated December 9, 2008, and came to its conclusions, as disclosed under “Action by Special Committee of Independent Directors” on pages 4 and 5 of the Consent Revocation Statement, based on, among other things, the culmination of the Special Committee members’ interviews with various Company executives, meetings with Mr. Geller and review of a draft of his business plan, such members’ experience, history and familiarity with the Company, their knowledge of the industry in which the Company operates, and such other reasons disclosed in the Consent Revocation Statement. Sellers’ Comment, fairly read, is simply attempting to use the staff’s comment process to gain access to the Consent Revocation Statement as yet another platform for stating its case. Moreover, the ability and hard work of Mr. Geller is fully evidenced, most importantly, by the results of operations of the Company under his stewardship, whereby he took the Company from a start up to revenues and income of approximately $61.5 million and $12.3 million, respectively, for the year ended February 28, 2008.

     13. On page 6 of the consent revocation statement, the Company discusses the change of control severance provisions in Mr. Geller’s and Mr. Zaller’s employment agreements in the section entitled “Sellers’ Solicitation, If Successful, Could Trigger The Company’s Change of Control Severance Agreements.” We believe these descriptions are inconsistent with the descriptions contained in the Company’s proxy statement filed with the Commission on September 29, 2008.
     While the descriptions of the change of control provisions of Mr. Geller’s and Mr. Zaller’s employment agreements in the Consent Revocation Statement differ from the descriptions thereof in the Company’s Proxy Statement for its 2008 Annual Meeting of Shareholders, which was filed with the SEC on September 29, 2008 (the “2008 Proxy Statement”), the differences are not incompatible or inconsistent. We have reviewed the descriptions of such provisions in the Company’s Consent Revocation Statement, and find them to be true and correct in all material respects.
     14. Please refer to comment 13 above. The Company does not disclose that a termination for “cause” would trump these severance obligations. If the Company believes otherwise, we believe it should at least disclose that there is a colorable argument that the termination for cause provisions trump these severance obligations.
     The employment agreements of Messrs. Geller and Zaller do not expressly provide that a termination for “cause” invalidates the change of control provisions of such agreements, and the Company is not required to speculate as to the outcome of such a set of circumstances. Furthermore, the Consent Revocation Statement presently includes a statement to the effect that “...if Mr. Geller or Mr. Zaller were to successfully assert that a change of control preceded his termination, the Company would become obligated to pay him the foregoing compensation” (emphasis added, in this response letter), which we believe already advises shareholders that there could be impediments, without speculating as to the nature of such impediments.
     15. Please refer to comment 13 above. The Company does not disclose that the term of Mr. Zaller’s employment agreement expires on January 27, 2009. Therefore, it appears that the Company could avoid any payment obligations arising upon a change of control by simply employing Mr. Zaller in his current position through that date.
     The Company is not opposed to disclosing the expiration date of Mr. Zaller’s employment agreement in its definitive Consent Revocation Statement. However, it is speculative whether the mere retention of Mr. Zaller in his current position through such expiration date would avoid any payment obligation of the Company to Mr. Zaller arising out of a change of control.
     16. Please refer to comment 13 above. The Company states that a change of control is triggered if “three...members of the Board of Directors” serving as of the effective time of the agreement “no longer comprise a majority of the Board.” Since the Company’s Board currently consists of seven members, we are uncertain as to how any three persons could currently comprise a majority of the Company’s Board. Therefore, it appears that the Company has either incorrectly described the change of control trigger or failed to disclose that these provisions have already been triggered.
     While it may be argued that a change of control has already occurred under Messrs. Zaller’s and Geller’s employment agreements in light of the language of such employment agreements, the severance payment provisions of said agreements have not been triggered since the change of control.
     17. Please refer to comment 13 above. The Company states that Mr. Geller can elect to receive his compensation in the form of the Company’s common stock at a price equal to 50% of the Company’s stock price on the date of election. It is our understanding that the Company did not obtain shareholder approval for this provision, as is required by NASDAQ rules. We believe it is material for the Company’s shareholders to know that this provision may subject the Company to risks associated with noncompliance with NASDAQ rules.
     The NASDAQ rules referred to in Sellers’ Comment 17 are not applicable, since the employment contract whereby which Mr. Geller has the option to receive his compensation in the form of common stock at a price equal to 50% of the price on the date of election was entered into on February 4, 2002, at which time the Company’s common shares were traded on the OTC Bulletin Board. The shares were accepted for trading on NASDAQ on June 19, 2006.
     18. On page 6 of the consent revocation statement, the Company compares the poor performance of its stock price to “consumer entertainment companies similar to Premier.” We believe that the stock prices of similar entertainment companies have not performed as poorly as the Company’s stock price, and therefore believe that this statement is false and misleading. The Company also blames the Company’s poor stock price performance in part on “what may be the most significant financial turmoil experienced by the U.S. equity markets since the great depression in 1929.” However, the Company does not explain that not every public company in the United States has experienced a 96% decline in its stock price from the middle of 2007 to the Company’s recent all-time low price of $0.56 per share. We believe the Company should explain its stock price in relation to its recent earnings performance.
     Sellers’ Comment 18 states that it believes “that the stock prices of similar entertainment companies have not performed as poorly as the Company’s stock price.” This is simply inaccurate. For example, CKX, Inc. is a publicly traded entertainment company whose primary assets include the rights to the names and images of Elvis Presley and Muhammad Ali and rights to the American Idol television series. The common stock of CKX, Inc. has experienced a nearly 90% decline in price since June of 2007, declining from $15.34 per share to a recent low of $1.55 per share. Live Nation Inc. is a publicly traded entertainment company that owns and operates live music venues such as the Fillmore in San Francisco and Nikon at Jones Beach Theater in New York. The price of the common stock of Live Nation Inc. was trading at $24.09 per share in June of 2007, and was recently trading at $2.73 per share, a drop of nearly 89%. The performance of the stock prices of these entertainment companies demonstrates that the stock prices of other publicly traded entertainment companies have recently suffered extremely substantial declines. Mr. Sellers himself saw his flagship fund suffer a loss of over 54% during the third fiscal quarter of 2008.
     19. On page 7 of the consent revocation statement, the Company states that “Mr. Geller was not CEO for the six month period ended August 31, 2008 when the Company reported net income of only $27,000 on revenues of $30.3 million,” implying that this is the only period for which we have criticized Mr. Geller’s financial stewardship of the Company. On page 7 of our consent solicitation statement, under the section entitled “We believe the

Company has a history of delivering disappointing earnings performance,” we cite a specific example of Mr. Geller’s poor financial stewardship. We believe it is false and misleading for the Company to imply that Mr. Geller’s financial stewardship is sound since he was not the CEO during one particular period of poor performance by the Company. During the six month period ended August 31, 2008, Mr. Geller was Chairman of the Company’s Board, and the Company’s CEO during that period was, we believe, chosen under Mr. Geller’s leadership.
     Mr. Geller has devoted much of the past 15 years to building the Company. He spent the initial years developing the Titanic exhibitions followed by the Bodies exhibition, and others. During the five years ended February 28, 2008, the following summary financial information of the Company reflects the accomplishments of management under the leadership of Mr. Geller.
Year Ended February 28,
(In thousands)

	2004	2005	2006	2007	2008
Revenue	$2,864	$6,857	$13,041	$30,087	$61,454
Net Income	(1,088)	(2,417)	5,283	7,421	12,309
Shareholder Equity	6,004	7,679	19,675	32,900	47,096
Based on the above, Mr. Geller has a successful tenure with the Company, and there is ample basis for concluding that he possesses sound financial stewardship and is a hardworking and able executive. His accomplishments were such that Messrs. Sellers and Hugh Sam requested that he reassume his position as President and CEO when his successor’s employment was terminated. The sweeping allegations in Sellers’ Consent Solicitation Statement and in Comment 19 above, regarding a history of poor financial stewardship by Mr. Geller, are false and materially misleading.
     20. On page 7 of the consent revocation statement, the Company states that it “has engaged JC Jones & Associates, LLC, a management advisory firm, to assist management in the preparation of a comprehensive business plan and to provide turnaround analysis.” The Company does not disclose when this engagement occurred, which we believe was very recently, or that this was done in response to our efforts to get the Company to improve its operations.
     The Company engaged JC Jones & Associates, LLC (“Consultant”) on December 17, 2008, in response to a Board directive that management prepare and present to the Board a detailed business plan with projections. The Company will amend the Consent Revocation Statement to disclose the date of such engagement and to expand on the reason therefor.
     21. Please refer to comment 20 above. The Company also does not disclose that this engagement was not approved by the Company’s Board of Directors, but was we believe effected by Mr. Geller without the Board’s approval.
     Please see the Company’s response to Comment 20. Further, the Company’s Audit Committee sought out and reviewed a proposal from Consultant on December 2, 2008, and encouraged Mr. Geller to retain Consultant to assist in the preparation of the business plan and related services. Based on the Board directive to management to prepare a business plan and the Audit Committee’s suggestion that Consultant be retained to assist with such directive, it was well within the scope of the CEO’s authority to retain Consultant.

     22. The Company has not disclosed in the consent revocation statement whether the members of the special committee will receive any compensation in connection with their service on that committee.
     The Company will amend the Consent Revocation Statement to disclose that the members of the Special Committee will receive a fee of $300.00 for their attendance at any meeting of the Special Committee, and will be entitled to receive reimbursement for their reasonable expenses related to the attendance at any meeting, included reasonable travel, lodging and meals. This is consistent with the Board’s compensation policy as described in the Company’s 2008 Proxy Statement.
     23. On page 13 of the consent revocation statement, the Company states that “certain of our executive officers and other employees may be deemed to be a ‘participant’ in this solicitation.” The Company makes a similar statement in Appendix A. We believe that it is false and misleading for the Company not to specify who is a participant in its solicitation of revocations, particularly in light of its frequent and confusing references to “the Board,” the “special committee” and the “special committee...together with Mr. Arnie Geller.”
     Contrary to Sellers’ allegations in Comment 23, the Company very clearly identifies each participant in the consent solicitation and further includes the principal business address, present office or other principal occupation or employment, and the name, principal business and the address of any corporation or other organization in which such employment is carried on for each participant. In addition, Appendix A “Recent Trading History Regarding Participants in this Consent Revocation Solicitation” contains a table setting forth information about acquisitions and dispositions of the Company’s common stock by each of the participants therein identified by name. Further, the Consent Revocation Statement discloses that the participants collectively own beneficially 2,490,274 shares of the Company’s common stock, representing approximately 8.5% in the aggregate of the Company’s outstanding shares of common stock, based upon the 29,356,106 shares outstanding and entitled to consent as of December 18, 2008. Detailed information regarding such named participants’ beneficial ownership of the Company’s common stock is also set forth in Appendix B. The statements referred to in Sellers’ Comment 23 are merely general recitations of the Commission’s regulations regarding who may be deemed a participant in a solicitation, and do not render the Company’s Consent Revocation Statement false or materially misleading. Please also see the Company’s responses to Sellers’ Comments 2, 3 and 4, above.
     24. On page 13 of the consent revocation statement, the Company states that “none of us, the participants or any of their affiliates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.” However, the Company fails to disclose that the Company’s CEO, Mr. Arnie Geller, has employed his spouse, Ms. Judith Geller, who receives compensation in excess of $120,000 per year.
     The Company did not fail to disclose that Judith Geller, the spouse of Mr. Geller, is a consultant to the Company. See, “Bloated Infrastructure and Alleged Pattern of Nepotism” at page 7 of the Consent Revocation Statement. At the time Mark Hugh Sam approached Mr. Geller about returning as CEO and President, he also, on multiple occasions, stated his belief that the services of Mrs. Geller had significant value to the Company, and he expressed his desire that Mrs. Geller also return, with

Mr. Geller, as a consultant. In addition to the information presently contained in the Consent Revocation Statement about Mrs. Geller’s services, the Company will amend the Consent Revocation Statement to disclose certain material terms of Mrs. Geller’s consulting arrangements.
     25. On page 13 of the consent revocation statement, the Company states that “none of us, any of the participants or any of their affiliates has any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party.” However, the Company fails to disclose the terms of Mr. Geller’s employment agreement.
     The salient features of Mr. Geller’s employment agreement are fully disclosed under “Sellers’ Solicitation, If Successful, Could Trigger The Company’s Change of Control Severance” and “Mr. Geller’s Compensation” at pages 6 and 7 thereof, respectively, including base salary, option to elect to receive a portion of his salary in stock valued at 50% of the market price, and severance provisions upon a change of control. In addition, the material terms of Mr. Geller’s employment agreement are fully disclosed in the 2008 Proxy Statement and, as such, the absence of an identical description in the Consent Revocation Statement does not lead to misleading disclosure. Regardless, the Company will amend the Consent Revocation Statement to describe certain additional terms of Mr. Geller’s employment agreement.
     26. The Company fails to disclose whether any of the participants in its solicitation, including Mr. Geller, have failed to timely make any filings under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We believe that Mr. Geller has made at least one Section 16 filing significantly late.
     The Company did not fail to disclose late filings under Section 16 of the Exchange Act. Based on pre-filing discussions with members of the staff in the Office of Mergers and Acquisitions, the Company did not include the information requested by Items 7 and 8 of Schedule 14A in its Consent Revocation Statement. Furthermore, we would like to note that Mr. Geller should be judged on the basis of accomplishment, and not on an inadvertent late filing under Section 16 of the Exchange Act.
     27. The Company’s disclosures in its “Background of the Consent Solicitation” section are minimal, particularly in comparison to the disclosures made in our consent solicitation statement. We believe the Company should, for example, more fully describe the matters considered and conclusions reached by the special committee of the Board. For example, we believe the Company should disclose the material allegations made against Mr. Geller and the special committee’s conclusions regarding why such allegations were not considered important by the special committee. In addition, the Company has not disclosed which recent actions by the Board or Mr. Geller were taken due to actions or pressure by us or our existing board designees. The Company also has not disclosed the background to Mr. Geller’s pending business plan that “is in the final stages.” The Company has also not explained how it arrived at the conclusion regarding the Company’s “critical need to effect a financial turn-around,” and what role our board designees played in that process.
     The “Background of the Consent Solicitation” is clear, direct, succinct, and does not fail to disclose information necessary to make the statements contained in that section not materially misleading. The findings of the Special Committee are set forth under a different section “Reasons to Reject Sellers Capital’s Consent Solicitation Proposal — Actions by Special Committee of Independent Directors,” and there is not material reason why such information should be moved to the “Background” section.
     The second part of Comment 27 is a repeat of Comment 12, and we direct the staff’s attention to the Company’s response to Comment 12.
     Regarding the third topic raised in Comment 27, the Company did not fail to disclose “which recent actions by the Board or Mr. Geller were taken due to actions or pressure by us or our existing board designees.” None of the Board’s or Mr. Geller’s actions (except this consent revocation solicitation) is the result of any actions or pressure from Sellers or its designees. Since August 2008 when Mr. Geller returned to as CEO and President, his purpose has been to reduce expenses, grow revenues, and return the Company to profitability. All of the actions taken by the Board and Mr. Geller’s since his return have been in furtherance of such goals in the midst of a very difficult economic environment. Such actions are not responses to pressures from Sellers or its designees, who want the credit for everything positive that the Board or Mr. Geller has done and/or is doing at this time, and Sellers is attempting to use the staff to help it make its case in the Company’s own Consent Revocation Statement.
     28. On the Company’s consent revocation card, the Company states that the consent revocation is being solicited “on behalf of the Board of Directors.” However, we believe that neither the consent revocation statement nor the consent revocation card has been approved by the Company’s Board of Directors, but only the special committee.
     Please see the Company’s response to Comment 2, above. The Consent Revocation Statement is legally and factually being conducted by the Board, and the consent revocation card is correct, as prepared.
     29. On page 7 of the consent revocation statement, the Company notes that “Mr. Geller has agreed to defer $345,000, or approximately 49%, of his salary until further notice.” This was also disclosed in an 8-K filing made on the Company’s behalf of December 29, 2008. It is our belief that neither this deferral arrangement nor the 8-K was requested or approved by the Company’s Board of Directors. We question whether this arrangement and 8-K were effected by Mr. Geller without the involvement of the Company’s Board. See also the disclosure in our consent solicitation statement on pages 7 and 11 regarding the Company’s failure to report on Form 8-K the resignations of two financial officers of the Company who recently resigned citing their inability to work with management (one of whom specifically cited his inability to work with Mr. Geller). We believe the Company should explain whether Mr. Geller causes the Company to make Form 8-K filings that are approved only by him and/or prevents required Form 8-K filings from being made by the Company when they would be embarrassing to him. Please also refer to comment 30 below.
     The Independent Special Committee had conversations with Mr. Geller regarding his compensation, and as a result Mr. Geller agreed to defer approximately 49% of his compensation, which was reported on a Form 8-K.
     Board approval is not required for the filing of a Form 8-K report. Management is responsible for filing 8-K reports. In this regard, Mr. Geller works closely with the Company’s securities counsel, and every effort is made in cooperation with counsel to fulfill all of the

Company’s reporting obligations in a timely fashion. As a result, the Company has achieved excellent history of timely filings with the Commission. Sellers’ sweeping allegations that the Company and/or Mr. Geller negligently or purposefully delay filing reports with the SEC are based on a very small number of inadvertently late filings, and are otherwise plainly false and materially misleading because they fail to disclose that such incidents are isolated and an aberration from the Company’s otherwise excellent reporting record. Further, such misleading statements by Sellers detracts shareholder attention from other, material, relevant, and favorable information regarding Mr. Geller. (See Response to Comment 19.)
     30. The Company fails to disclose Ned Collette’s resignation in December 2008, which we learned through our two designees on the Company’s Board. We understand that Ned Collette was serving as the Company’s Senior Vice President of Operations. We believe Mr. Collette’s resignation triggered an 8-K filing that has not been made. We certainly believe that Mr. Collette’s resignation would be material to the Company’s shareholders in light of the significant number of executives and senior managers that have recently resigned and the allegations that we have made against Mr. Geller regarding his difficulties in working with other executives and senior managers.
     The Company did not fail to disclose the resignation of Mr. Collette, because his resignation did not require the filing of a report on Form 8-K. The relevant disclosure regulation governing the issue is Item 5.02 of Form 8-K, which provides, in pertinent part:
“...If the registrant’s principal executive officer, president, principal financial officer, principal accounting officer, principal operating officer, or any person performing similar functions, or any named executive officer, retires, resigns or is terminated from that position, or if a director retires, resigns, is removed, or refuses to stand for re-election (except in circumstances described in paragraph (a) of this Item 5.02), disclose the fact that the event has occurred and the date of the event.
First, Ned Collette was not an officer for whom disclosure is required by Item 5.02 of Form 8-K (i.e., he was not the principle executive officer, principal financial officer principal accounting officer or principal operating officer, nor did he perform similar functions. Mr. Collette also is not a named executive officer. Moreover, Mr. Collette’s resignation is not “material to the Company’s shareholders in light of the significant number of executives and senior managers that have recently resigned and the allegations that [Sellers] made against Mr. Geller regarding his difficulties in working with other executives and senior managers”. The Company finds it incredible that Sellers made such a comment to the staff in light of the fact that both Messrs. Sellers and Hugh Sam have personal knowledge that Mr. Collette affirmatively stated on the record at the December 16, 2008 meeting of the Board (at which they were present) that he was not leaving the employment of the Company as a result of any disagreements or working difficulties with any member of management, but rather, that his departure was the result of new position and opportunity he had accepted with another company. Furthermore, in response to a question by Mr. Sellers, the Board discussed whether the Company was required to disclose the resignation of Mr. Collette. Company counsel present at the meeting advised the Board that Mr. Collette was not an officer for whom disclosure would be required by Form 8-K.
     31. Please refer to comment 29 above. The Company has not explained its failure to disclose Mr. Ingalls’ and Ms. Kellar’s resignation notices on a timely basis. On November 11, 2008, Mr. Ingalls, the Company’s Chief Financial Officer, and Ms. Kellar, the Company’s

Chief Accounting Officer, provided their written resignation notices to the Company citing their inability to work with management (with Mr. Ingalls specifically citing his inability to work with Mr. Geller). The Company disclosed to the public these notices of resignation on December 4, 2008, more than two weeks after the disclosure was required to be made under the Commission’s rules. As described in our consent solicitation statement, the Company made this disclosure only after we reminded the Company’s Board of its obligations.
     See the Company’s response to Comment 29.
     32. We believe that the following statements impugn the character of the participants in our consent solicitation in violation of Rule 14a-9 of the Exchange Act:
•	“If successful, Sellers Capital will be able to exert substantial influence over and potentially control the actions, strategy, and direction of your Company without paying a control premium to you.” See page 4 of the Company’s consent revocation statement. See also comment 8 above.

•	“[T]he Board believes that Sellers Capital’s insistence on abruptly terminating Mr. Geller...purportedly on the basis of a variety of short comings which are at best subject to dispute, belies Seller’s real intention, that is, obtaining control of the Company without paying the shareholders an appropriate premium for that control” (emphasis added). See page 4 of the Company’s consent revocation statement. We have never indicated a plan or intent to acquire the Company or cause it to be sold, and we believe that it is inappropriate and misleading for the Company to speculate about anyone’s “real intentions.” See also comment 8 above.

•	“Sellers Capital is asking you to vote for what could amount to a change in control of the Company, but they are neither paying you a control premium, nor are they giving you a clear and concrete path to realizing value for your investment in the Company.” See page 5 of the Company’s consent revocation statement. See also comment 8 above.
     For the reasons discussed in our response to Sellers’ Comment 7, we believe that Sellers Capital, through a hand-picked majority consisting of Mr. Sellers, Mr. Hugh Sam, and the four nominees, intends to take control of the Board in order to force its own agenda. These statements of our opinion relating to Sellers’ use of the consent solicitation process, the successful result of which would cause designees of Sellers Capital to comprise a majority of our Board, to advance its own agenda, do not have anything to do with the character of the participants in Sellers’ consent solicitation, and do not allege any illegal, improper or immoral conduct. We are frankly confused as to why Sellers Capital believes such statements “impugn the character” of the participants in its consent solicitation.
     33. The Company fails to disclose Mr. Geller’s misstatements to the press that we believe are material in light of the Company’s reference to “a variety of [Mr. Geller’s] short comings which are at best subject to dispute” and statements that Mr. Geller is “a diligent, hardworking and able executive” on pages 4 and 6 of the Company’s consent revocation statement. In April 2008, ABC News reported the investigation into the Company’s practices by the Attorney General of the State of New York triggered by a “20/20” report on the Company. The “20/20” report disputed Mr. Geller’s assertion as to the source of the bodies for the “Bodies” exhibition. Mr. Geller stated that the Company obtained the bodies from a medical school in Dalian, China; however, according to ABC News, school officials informed ABC News that it was “not true.” Instead, ABC News reported that the bodies for display were supplied by a private company led by a professor from a medical university. See Anna Schecter, “Bodies’ CEO Resigns After ‘20/20’ Report” (April 21, 2008), available at http://a.abcnews.com/Blotter/story?id=4696964&page=1. We believe that public misstatements by Mr. Geller are relevant to whether he is “a diligent, hardworking and able executive” and believe that these apparent misstatements should be discussed in that context.
     The Company is not required to discuss the matters cited in Comment 33, nor did Sellers Capital include such disclosure in its own Consent Solicitation Statement. Disclosure of the investigation relating to the Company’s Bodies exhibit by the New York Attorney General was made in prior Company filings with the SEC. This matter, in general, tends to be highly prejudicial, while having little or no relevance to the pertinent issues at hand. Moreover, Sellers’ allegation that Mr. Geller made public misstatements is entirely speculative, factually incorrect, and falsely impugns Mr. Geller’s character. The Company and Mr. Geller adamantly stand by the statements made to the public regarding the source of the bodies for the Company’s Bodies exhibits. Please see also the Company’s response to Comment 19.
     34. In its consent revocation statement, the Company fails to disclose the investigation by the Attorney General of the State of New York into the Company’s human anatomy exhibition known as “Bodies...The Exhibition” in New York City. As disclosed in the Company’s Form 8-K filed with the Commission on May 29, 2008, the Company entered into an Assurance of Discontinuance with the Attorney General of the State of New York on May 23, 2008. The Company agreed to pay $15,000 to the Attorney General, to retain an independent monitor to ensure compliance with the Assurance, to make certain disclosures regarding the sourcing of the specimens presented in the exhibition and to create an eight-month escrow fund of $50,000 to reimburse customers who would not have attended the New York City exhibition had they known the facts set forth in the disclosures. We believe the disclosure of the Attorney General’s investigation is material in light of the Company’s reference to “a variety of [Mr. Geller’s] short comings which are at best subject to dispute” and statements that Mr. Geller is “a diligent, hardworking and able executive” on pages 4 and 6 of the Company’s consent revocation statement. See also comment 33 above.
     See the Company’s response to Comment 33, and Comment 19.
     35. The Company fails to disclose Mr. Geller’s settlement with the Commission, which was disclosed on page 4 of Mr. Geller’s Schedule 13D/A filed with the Commission on February 14, 2007. According to the Schedule 13D/A, the Commission and Mr. Geller entered into a settlement in 2004 based on potential violations of Section 13(d) of the Exchange Act, Section 14(a) of the Exchange Act and related rules, and Mr. Geller paid a penalty of $85,000. We believe that prior allegations of violations of the federal securities laws made by the Commission against Mr. Geller are material in light of the allegations that have been made against Mr. Geller, particularly those relating to whether he causes the Company not to comply with the federal securities laws. See comments 29, 30 and 31 above.
     Please see the Company’s responses to Comments 29, 30 and 31, above. The information is not required in the Consent Revocation Statement.

     36. The Company fails to disclose that since Sellers Capital holds 16.3% of the outstanding shares of the Company, based on the number of shares reported by the Company to be outstanding as of December 18, 2008, consents from the holders of only approximately 33.8% of the shares must be received by Sellers Capital in order for our four nominees to be elected to the Company’s Board.
     The Company will disclose in an amendment to the Consent Revocation Statement that Sellers Capital has delivered to the Company executed written consents for all of the shares of the Company that Sellers Capital owns.
     37. In the section of the consent revocation statement entitled “Responses to Specific Allegations Made by Sellers Capital,” the Company purports to respond to the specific allegations regarding the Company and Mr. Geller that we made in our consent solicitation statement. However, the Company has responded to only some of those allegations. We believe that the Company’s implication that it has responded to each of our specific allegations is false and misleading. As one example, although the Company praises its efforts taken “in keeping with good corporate governance practices,” the Company has not responded to the alleged multiple breaches of its own policy against nepotism. The Company also has not explained why Mr. Geller’s compensation package was “appropriate when determined.” Please also refer to comment 12 above.
     The Company is not required to respond to each an every allegation made by an opponent in a consent solicitation contest, and contrary to what Sellers’ states in Comment 37, the mere act of responding to some of the allegations does not, in and of itself, imply that the Company has responded to each and every allegation. Seller’s statement above, that the Company has not responded to allegations of nepotism is incorrect. See, “Bloated Infrastructure and Alleged Pattern of Nepotism” at page 7 of the Company’s consent revocation statement. Finally, a valid basis exists for the Company’s statement that Mr. Geller’s compensation package was appropriate when determined, and in this regard, the staff is directed to the financial data summarized in response to Comment 19, and to the Company’s 2008 Proxy Statements containing reports of its compensation committee. However, Mr. Geller’s qualifications, current agreement to defer 49% of his salary, and the Company’s immediate financial circumstances, are the pertinent issues at hand, and the Consent Revocation Statement is not materially misleading without an explanation of the appropriateness of an historical compensation determination.
     38. We believe the Company should have filed its consent revocation statement under the EDGAR code “PREC14A” as opposed to “PRE 14A.”
     The Company will review the EDGAR filing codes with its filing agent and make any amendments or corrections as necessary.

     We hope this assists you in your evaluation process. If you have any questions regarding our comments, please feel free to contact the undersigned or Lina Angelici of this firm, at 813-221-2626.
Sincerely,
Williams Schifino Mangione & Steady, P.A.
/s/ Williams J. Schifino

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